Exhibit 10.1
AGREEMENT OF SALE

THIS AGREEMENT is made this 4th day of December, 2015, by and between SUN LIFE ASSURANCE COMPANY OF CANADA, a Canadian corporation ("Seller"), and RREEF AMERICA L.L.C., a Delaware limited liability company ("Purchaser"). Intending to be legally bound hereby, the parties hereto agree as follows:

1.    Agreement to Sell and Purchase. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, subject to the terms and conditions of this Agreement, the parcel of ground, with the buildings and improvements erected thereon, located at 45245 Business Court, Sterling, Loudoun County, Virginia, known as Loudoun Gateway I (the “Real Property”), legally described on Exhibit A attached hereto, together with (a) any land lying in the bed of any street, road or alley, opened or proposed, abutting the Real Property to the center line thereof, (b) any easement, privilege or right-of-way inuring to the benefit of the Real Property, including any and all mineral rights, development rights, air rights, and the like, (c) all rights, appurtenances and hereditaments belonging or otherwise pertaining to the Real Property, (d) all furniture, fixtures, equipment and other personal property owned by Seller and used in connection with the operation, ownership, maintenance, management or occupancy of the Real Property (except items owned or leased by a tenant or which are leased by the Seller), which are now placed in or attached to the Real Property (the “Personal Property”), including only the equipment, machinery, furniture, furnishings and supplies listed on Exhibit A-1 attached hereto, (e) to the extent they may be transferred under applicable law, all licenses, permits and authorizations presently issued in connection with the operation of all or any part of any parcel as it is presently being operated, (f) all Service Contracts (as defined below) that the Purchaser agrees to assume in writing (if any) with respect to such parcel, (g) the Lease (as defined below), (h) all security and escrow deposits held by the Seller in connection with the Lease, and (i) to the extent assignable, all intangible personal property used in the operation and management of the Property (the “Intangible Property”), including without limitation, all of the names under which the Real Property is being operated, including “Loudoun Gateway I”, the plans and specifications, all architectural and engineering studies, reports, drawings and prints relating to the Property, all warranties relating to the Real Property or the Personal Property, all licenses, permits and other written authorizations necessary for the zoning, land use, operation, ownership, construction and maintenance of the Property, all copyrights, logos, designs, trademarks, service marks, and all goodwill associated with the Property, all tenant files and all other files and records related to the management and operation of the Property, and all claims and causes of action arising out of or in connection with the Property (other than claims solely related to Seller’s ownership of the Property including claims for delinquent rent for periods prior to the month in which the Closing occurs, unless otherwise specifically provided below), but excluding all proprietary information of Seller and its managing agent including computer software (but not the data pertaining to the operation of the Property) and related licenses and appraisals. (collectively, the "Property").

2.    Purchase Price; Deposit. The purchase price for the Property (the "Purchase Price") shall be Twenty One Million Nine Hundred Fifty Thousand Dollars ($21,950,000.00), payable, plus or minus Closing adjustments, at Closing (hereinafter defined) by wire transfer. Purchaser shall procure a letter of credit from a creditworthy bank or other financial institution selected by Purchaser (“Purchaser’s Letter of Credit”) in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) and within three (3) business days after the Effective Date shall deposit Purchaser’s Letter of Credit with Chicago Title Insurance Company, Atlanta Office (the “Escrow Agent”), to secure Purchaser’s performance hereunder

(Purchaser’s Letter of Credit and any cash substituted therefor and any interest earned thereon shall hereinafter be referred to as the “Deposit”). The expiry date of Purchaser’s Letter of Credit shall not be before five (5) days after the Inspection Date, and the beneficiary of Purchaser’s Letter of Credit shall be the Escrow Agent. Purchaser shall within three (3) business days after the expiration of the Inspection Period deposit Two Hundred Fifty Thousand Dollars ($250,000.00) in cash with the Escrow Agent, and upon such deposit, Purchaser’s Letter of Credit shall be returned promptly to Purchaser. Any cash Deposit shall be held in an interest-bearing investment approved by Purchaser. The Deposit, whether it is in the form of one or more letters of credit or cash, or both, shall be held pursuant to escrow provisions set forth in Section 17 below. At Closing any cash Deposit plus any interest earned thereon shall be applied against the Purchase Price. The Deposit shall be applied to the Purchase Price at Closing, and shall be nonrefundable upon expiration of the Investigation Period except as expressly set forth hereafter.

3.    Closing. Closing (the "Closing") hereunder shall take place on or before December 21, 2015, provided, however, the Closing Date may be extended up to fifteen (15) days if the conditions of Section 9(b) and/or Section 9(c) are not satisfied, and in the event of such extension, Closing shall be two (2) business days after satisfaction of such conditions but not before January 4, 2016 or later than January 15, 2016 (the “Closing Date”). Closing shall be completed through an escrow (the “Escrow”) established with the Title Company (as defined below). Upon the creation of the Escrow, anything herein to the contrary notwithstanding, the transfer and conveyance of the Property, the payment of funds and the delivery of the documents required to close the transaction contemplated by this Agreement shall be made through the Escrow. The parties intend that the Closing take place through the Escrow and that the parties need not be physically present.

4.    Condition of Title; Survey.

(a)    Title. Title to the Property shall be free and clear of all liens, restrictions, easements, encumbrances and other title objections except for the Permitted Exceptions (as defined below). Seller shall deliver to Purchaser, within ten (10) days after the date on which Purchaser receives a fully executed copy of this Agreement from Seller (the date of such receipt being the “Effective Date”), a commitment to insure title (“Commitment”) for the Real Property from Chicago Title Insurance Company, Atlanta Office (“Title Company”), with copies of all exceptions. Purchaser shall deliver to Seller, on or before the expiration of the Inspection Period, a list of all title objections and exceptions disclosed in the Commitment which are not acceptable to Purchaser (“Title Defects”); all other title exceptions shown on the Commitment and not identified as unacceptable by Purchaser are herein referred to as the “Permitted Exceptions.” Seller shall have five (5) business days following receipt of the Objection Notice to notify Purchaser of which title objections Seller is willing to cure (provided that Seller shall be obligated to pay from the Purchase Price all Curable Title Exceptions (as defined below) of an ascertainable amount not exceeding the Purchase Price). If Seller fails to deliver such notice within such five (5) business day period, Seller shall be deemed to have declined to cure any title objections. Upon receipt of Seller’s notice of which title objections Seller is willing to cure, and if Seller is not willing to cure all title objections (or if Seller fails to deliver timely notice, in which case Seller shall be deemed to not be willing to cure any title objections other than the payment of liens described above), Purchaser shall have the option, by notice to Seller within five (5) days after expiration of such five (5) business day period, to either accept such title to the Property as Seller is willing to provide, in which case all title objections that Seller is unwilling to cure shall become Permitted Exceptions, or to terminate this Agreement and have the Deposit and all interest thereon returned to Purchaser. The following comprise the “Curable Title Exceptions”: (i) financing liens, mechanics’and materialmen’s liens caused by Seller or its agents, (ii) tax liens relating to the Property, (iii) liens or other title exceptions resulting solely from acts of Seller or its agents occurring on or after the Effective Date or (iv) other liens or monetary encumbrances which secure other monetary obligations which in the aggregate do not exceed the Purchase Price. In the event the Title Company amends or updates the Commitment after the initial Commitment to add additional exceptions or requirements (each, a “Commitment Update”), Purchaser shall furnish Seller with a written statement of objections to any matter first raised in a Commitment Update within three (3) business days after its receipt of such Commitment Update (each, a “Commitment Update Review Period”), and the timing for responses and disposition of such new matters noted in the updated objection notice shall be as set forth above.

(b)    Survey. Purchaser, at Purchaser’s expense, may obtain an updated ALTA survey of the Real Property (certified to Purchaser and to Seller) prior to the expiration of the Investigation Period and provide a copy to Seller. If the survey reveals any exceptions to title not disclosed by the Commitment or other survey-related defects, Purchaser shall forward a list of such additional title exceptions or defects to Seller within ten (10) days after receipt of the survey, or any update thereof, and Seller shall have ten (10) business days following receipt of Purchaser's list of objections to notify Purchaser of Seller’s willingness (in its sole discretion) to cure such objections. Failure by Seller to notify Purchaser within such ten (10) business day period of Seller’s willingness to cure such objections shall be deemed a notification from Seller that it is willing to cure such objections. If Seller delivers timely notice that Seller is unwilling or unable to cure such objections, Purchaser, by notice to Seller within five (5) days after receipt of Seller’s notification, shall have the option to either accept title to the Real Property in question subject to such additional objections or to terminate this Agreement and have the Deposit and all interest thereon returned to Purchaser.

5.    Document Deliveries. Seller shall make available to Purchaser, via an online ‘war room’ or in the offices of Seller’s property manager, such documents related to the Property as are listed on Exhibit D hereto and are either in Seller’s direct possession or within Seller’s reasonable control (collectively, the "Due Diligence Materials"). Seller shall also deliver or make available to Buyer, via an online ‘war room’ or in the offices of Seller’s property manager, within five (5) days after the Effective Date, the information and documents listed on Exhibit D-1 hereto which are either in Seller’s direct possession or within Seller’s reasonable control, for purposes of the audit referenced in Section 18(l) below. The date on which Seller confirms in writing to Purchaser that all of the Due Diligence Materials in Seller’s possession or control are available via the ‘war room,’ or are otherwise available for copying at Purchaser’s expense at the Property or the Property manager’s office, is hereafter called the “Availability Date”.

6.    Representations and Warranties.

(a)    By Seller. Seller, to induce Purchaser to enter into this Agreement and to purchase the Property, represents and warrants to Purchaser as follows, as of the Effective Date (all references to “knowledge” below shall refer to the actual knowledge of William Barres, Seller’s asset manager for the Property, who shall however have no personal liability hereunder):

(i)    Notices. To Seller’s actual knowledge, Seller has received no outstanding written notices of uncorrected violations of applicable laws, permits or regulations, including, but not limited to, zoning or code regulations.

(ii)    Litigation; Tax Appeals. There is no action, suit, investigation or proceeding pending or to Seller's actual knowledge threatened against Seller or the Property in any court which could, if adversely decided, have any material adverse effect on Seller’s obligations hereunder or Purchaser's acquisition, ownership, renovation or use of the Property. Seller has not filed any outstanding or pending appeals of real property taxes with respect to the Property.

(iii)    Condemnation. To Seller’s actual knowledge, Seller has not received any written notice of any condemnation proceeding or other proceeding in the nature of eminent domain with respect to the Property, and to Seller's actual knowledge, no such proceedings are threatened.

(iv)    Environmental. To Seller’s actual knowledge, Seller has received no written notices alleging any uncured violation of any environmental law or regulation based on the presence of any petroleum products or hazardous waste, hazardous materials, or other toxic substance on, in or under the Property.

(v)    Lease. The Property is currently leased in its entirety to Orbital ATK, Inc., as successor by merger to Alliant Techsystems, Inc. (the “Tenant”) pursuant to the lease described on Exhibit B attached hereto (the “Lease”). The Lease is the only lease or agreement executed by Seller and relating to the leasing or occupancy of all or any part of the Property. There are no brokerage commissions or other fees payable with regard to the Lease or with regard to any exercised renewals, extensions or expansions. To Seller’s actual knowledge, the Lease is in full force and effect, and Seller is not in material default under the Lease and has not received any written notices from Tenant asserting a default by Seller.

(vi)    Service Contracts. Attached hereto as Exhibit C is a complete list of all presently effective service contracts, maintenance agreements, vendor’s contracts, and other agreements relating to the management, leasing, maintenance or repair of the Property, and amendments thereto, entered into by Seller or Seller’s agents or representatives (collectively, the “Service Contracts”). The Service Contracts will be cancelled by Seller effective as of the Closing Date (other than the elevator contract, the exterior landscaping and irrigation contract and the snow removal contract), and all costs in connection with such cancellation shall be borne by Seller. Notwithstanding the foregoing, prior to the end of the Investigation Period Purchaser may give notice to Seller of the Service Contracts, if any, that Purchaser desires to assume. If no notice is given by Purchaser with respect to any of the Service Contracts, then Purchaser shall be deemed to have elected not to assume any of such Service Contracts. If Purchaser does elect to assume one or more of the Service Contracts, then Seller shall not terminate such Service Contracts but instead shall assign such Service Contracts to Purchaser at Closing.

(vii)     Authority. Seller is a company, duly organized and in good standing under the laws of the Canada, is qualified to transact business in the State of Virginia, and has the power to enter into this Agreement and to execute and deliver this Agreement and any and all documents or agreements executed by Seller or otherwise delivered by Seller to Purchaser pursuant to this Agreement, and to perform all duties and obligations imposed upon it hereunder and thereunder, and Seller has obtained all necessary corporate, partnership or other organizational authorizations required in connection with the execution, delivery and performance of this Agreement and any and all documents or agreements executed by Seller or otherwise delivered by Seller to Purchaser pursuant to this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Seller to this Agreement and any and all documents or agreements executed by Seller or otherwise delivered by Seller to Purchaser pursuant to this Agreement.

(viii)    No Conflicts. Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets are bound.

(ix)    Bankruptcy. Seller has not, nor to Seller’s actual knowledge has the tenant under the Lease, (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.

(x)    Employees. Seller has no employees employed at the Property.

(xi)    Title. There are no outstanding rights of third parties to purchase the Property.

(xii)    Assessments. To Seller’s actual knowledge, except as revealed in the public records, (A) there are no special assessments, special tax districts or outstanding obligations (contingent or otherwise) to governmental entities (with respect to the Property or any part thereof), and (B) the Property is separately assessed for real estate tax purposes and not combined with any other property for such purposes.

(xiii)    OFAC. Neither Seller nor any person or entity directly or indirectly owning fifty percent (50%) or more of Seller is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(xiv)    Documents Delivered. To Seller’s actual knowledge, the documents delivered or made available to Purchaser pursuant to Section 5 are true and correct copies of the documents used by Seller in the ownership and operation of the Property.

(b)    Survival; Default. Each representation and warranty set forth in subsection (a) above shall survive Closing for a period of six (6) months from the date of Closing (the “Survival Period”), and written notice of any claim by Purchaser of a breach thereof must be delivered to Seller within such time period. If, after Closing, Purchaser shall determine that Seller has breached any representation or warranty set forth in subsection (a) 5 above, then Purchaser’s sole remedy shall be an action for actual damages to Purchaser, provided, however, that Seller’s aggregate liability for the breach thereof shall be at least Ten Thousand Dollars ($10,000.00) and be limited to a sum not to exceed three percent (3%) of the Purchase Price. Notwithstanding any term or provision of this Agreement to the contrary, Seller shall not be liable for the breach of any representation or warranty set forth in subsection (a) above to the extent that such breach relates to a factual matter pertaining to the Property of which Purchaser has acquired actual knowledge thereof in the course of its due diligence hereunder and proceeds to complete Closing notwithstanding such knowledge. As defined herein, Purchaser’s actual knowledge shall mean the actual knowledge of David W. Hamm.

(c)    By Purchaser. Purchaser, to induce Seller to enter into this Agreement and to sell the Property, represents and warrants to Seller as follows: neither Purchaser nor any person or entity directly or indirectly owning fifty percent (50%) or more of Purchaser is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons

List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

7.    Provisions with Respect to Closing.

(a)    Seller Deliveries. At Closing, Seller shall deliver to Purchaser the following:

(i)    a special warranty Deed for the Property;

(ii)    a standard owner’s affidavit to the Title Company, and such further standard documents as may reasonably be required by the Title Company to consummate the transaction contemplated hereby and in connection with issuance of the owner’s extended coverage title insurance policy;

(iii)    an assignment and assumption agreement for the Lease (the “Lease Assignment”), in the form attached hereto as Exhibit G;

(iv)    an assignment and assumption agreement for all Service Contracts, if any, that Purchaser elects to have assigned and assumed pursuant to Section 6(a)(vi) above (the “Service Contract Assignment”) as contained in Exhibit H;

(v)    a bill of sale conveying Seller’s right title and interest in and to the Personal Property to Purchaser free and clear of all interests, liens and encumbrances, in the form attached hereto as Exhibit I;

(vi)    a general assignment of all intangibles including, without limitation, all licenses, permits, warranties and authorizations presently issued in connection with the operation of all or any part of the Property, in the form attached hereto as Exhibit J;

(vii)    the original executed Leases and such Service Contracts as Purchaser has elected to assume as provided herein, all other files, documents and materials relating to the Property which are in Seller’s possession, all keys and security cards and codes relating to the Property, and all other personal property comprising a part of the Property not located on the Property, if any;

(viii)    a letter to each Tenant properly executed by Seller advising it of the sale to Purchaser;

(ix)    the Escrow Agreement attached hereto as Exhibit E (“IRS Escrow Agreement”) executed by Seller, pursuant to which Purchaser, in compliance with the Foreign Investment in Real Property Tax Act of 1980, as amended and Section 1445 of the Internal Revenue Code of 1986, shall remit a portion of the Purchase Price to the Title Company, which amount shall be held in an interest bearing account by the Title Company until a withholding certificate has been issued by the Internal Revenue Service.

(x)    a “bring down certificate” stating that Seller’s representations and warranties are true and correct as of the Closing Date, in the form attached as Exhibit K;
(xi)    such resolutions, authorizations, bylaws or other corporate, limited liability company and/or partnership documents relating to Seller as shall be reasonably required by the Title Insurer;

(xii)    keys to all locks located in or about any portion of the Property and all personal properly described in the Bill of Sale to the extent in Seller’s possession or reasonable control;

(xiii)    all warranty transfer request forms related to warranties for the roof, equipment and other items, if any. Seller agrees to use good faith efforts to assist Purchaser in completing the warranty transfers after Closing;

(xiv)    all other documents, instruments or writings which may be reasonably required to consummate the transactions contemplated herein, including any reasonable closing documents requested by Title Insurer (provided that in no event shall any such document increase the liability of Seller); and.

(xv)    the Closing Representation pursuant to Section 18(l) below.

(b)    Purchaser Deliveries. At Closing, Purchaser shall deliver to Seller the following:

(i)     the Purchase Price, subject to adjustment to reflect the closing adjustments and prorations provided for in Section 9; and

(ii)    Counterparts of the Lease Assignment, the Service Contract Assignment, the IRS Escrow Agreement and such further documents as may be required to consummate the transaction contemplated hereby.

8.    Investigation Period; Operations Prior to Closing.

(a)    Investigation Period. Purchaser shall have until December 18, 2015 (the "Investigation Period") to review all aspects of the Property and the proposed development thereof. Unless Purchaser delivers to Seller prior to expiration of the investigation Period a written notice that Purchaser intends to proceed to Closing, this Agreement shall terminate upon expiration of the Investigation Period, whereupon Purchaser and Seller shall have no further liabilities or obligations under this Agreement (other than Purchaser’s indemnification obligations set forth below) and the Deposit will be returned to Purchaser. In connection with Purchaser’s investigations, until Closing hereunder, Purchaser and its employees, agents, contractors, consultants and representatives shall have the right, upon reasonable notice to Seller: (i) to have reasonable access, during normal business hours, to inspect the books, records, files, operating reports and other information relating to the Property, and related correspondence files; (ii) to enter upon the Property, accompanied by a representative of Seller if Seller so requests, during normal business hours, subject to the rights of Tenant under the Lease and avoiding causing an unreasonable disruption of the operations of the Property, to inspect, survey, measure, review, analyze or appraise the Property, including without limitation a so-called “Phase I” environmental assessment of the Property, provided that Purchaser shall not undertake any physically intrusive environmental testing without Seller’s prior written consent, which consent shall be withheld in Seller’s sole discretion; and (iii) to conduct interviews with Tenant (provided that Purchaser shall give Seller at least 24 hours’ advance notice of any tenant interviews and the opportunity to accompany the Purchaser on any interviews). Any request to conduct physically intrusive environmental testing shall be delivered to Seller and Seller’s counsel and shall be accompanied by (A) a detailed scope of work, (B) the name of the proposed consultant who will perform the test, (C) the proposed date and time for the testing, and (D) such other information as Seller may reasonably request. Seller shall have five (5) business days in which to approve or disapprove in writing such proposed testing by written notice (which notice shall provide in reasonable detail any reasons for disapproval) to Purchaser, and absent Purchaser’s receipt of such notice within such five (5) business day period, Seller shall be deemed to have approved such testing. Purchaser shall give Seller advance written notice of any such tests so as to allow Seller and its consultants an opportunity to attend the tests. Purchaser shall restore the Property to its former condition, so far as reasonably possible, following any disturbance of the Property caused by Purchaser's investigations. Purchaser shall indemnify, defend and hold harmless Seller for any claim or damage or any contamination of the Property which may be proximately caused by Purchaser or its representatives entering upon the Property after the date hereof (provided, however, that Purchaser shall not be liable for the mere discovery of any hazardous materials or conditions on, at or under the Property), and shall provide Seller, prior to any such entry, with an insurance certificate listing Seller as an additional insured and showing liability coverage in the amount of at least $1,000,000. Purchaser’s obligations to restore the Property and to indemnify Seller, as set forth above, shall survive the termination of this Agreement.

(b)    Maintenance. Until the Closing, Seller shall cause the Property to be maintained, and shall keep and perform Seller’s obligations under the Lease, in accordance with Seller’s past practices and procedures, and shall maintain all policies of insurance currently in effect with respect to the Property.

(c)    Leases and Service Contracts. Seller shall not extend, renew, cancel, modify or amend the Lease, or enter into any new lease, or enter into any new Service Contract, without the prior written consent of Purchaser.

(d)    Notice. Seller shall promptly notify Purchaser of any fact or circumstance which makes a Seller representation or warranty contained herein untrue, in each case to the extent Seller obtains knowledge thereof.

(e)    KYC Form. Within three (3) business days after the Effective Date, Seller shall complete and deliver to Purchaser the “Know Your Customer” form attached hereto as Exhibit K (the “KYC Form”). It shall be a condition of Seller’s obligation to consummate this transaction that Purchaser approves the Seller (i.e. “Know Your Customer”). Seller is a public company with information available on line.

9. Conditions Precedent. Purchaser’s obligations under this Agreement are contingent upon satisfaction of the following express conditions precedent:

(a)    Covenants. As of the Closing Date: (i) each covenant and obligation of Seller hereunder shall have been performed; and (ii) each representation and warranty of Seller hereunder shall be true and correct in all material respects.

(b)    Estoppel Certificate. Seller shall obtain and deliver to Purchaser, at least five (5) days before the Closing Date, an estoppel certificate dated no more than thirty (30) days before the Closing Date (“Estoppel Certificate”) and a subordination, non-disturbance and attornment agreement (“SNDA”) from the Tenant. The Estoppel Certificate shall be in the form attached hereto as Exhibit F (and the actual Estoppel Certificate shall not reveal any material information inconsistent with the information contained in the Estoppel Certificate approved by Purchaser), the SNDA shall be in the form attached hereto as Exhibit F-1 and each shall be duly executed by Tenant. Seller shall use commercially reasonable efforts to timely obtain and deliver the Estoppel Certificate and SNDA to Purchaser. Prior to delivering the Estoppel Certificate to Tenant, Seller shall deliver the completed form of Estoppel Certificate to Purchaser for review and approval.

(c)    CCR Estoppel. If the Property is subject to any restrictive covenants administered by a third party (“CCRs”), Seller shall obtain and deliver to Purchaser at least five (5) days before the Closing

Date, an estoppel certificate from the relevant party(ies) under each such CCRs (the “CCR Estoppel”) in the form attached hereto as Exhibit M. Receipt of a CCR Estoppel shall be a condition to Purchaser’s obligations hereunder so long as Seller has delivered the written request as required above, and Seller shall use commercially reasonable efforts to timely obtain and deliver the CCR Estoppel to Purchaser.

(d)    Title. Title Company shall be irrevocably and unconditionally committed to issue to Purchaser the owner's policy of title insurance, insuring Purchaser's title to the Property, together with all endorsements required by Purchaser in the amount of the Purchase Price, subject only to the Permitted Exceptions.

(e)    Physical Condition of Property. The physical condition of the Property shall be substantially the same on the Closing Date as on the date of Purchaser’s execution of this Agreement, reasonable wear and tear excepted (subject to the provisions of Sections 12 and 13 below).

If any condition set forth herein has not been satisfied or waived as of the stated date, then Purchaser, as its sole and exclusive remedy, may either (i) waive such condition and complete Closing or (ii) terminate this Agreement, in which event the Deposit and all interest accrued on the Deposit shall be delivered to Purchaser and the parties shall be released from all liabilities under this Agreement except to the extent any of such liabilities expressly survive termination

10.    Taxes; Apportionments.

(a)    Prorations. Real estate taxes, personal property taxes (if any) and lienable municipal services shall be apportioned pro rata on a per diem basis as of the date of Closing, with Purchaser receiving credit and bearing costs for the day of Closing. Such prorations shall be made on the basis of actual bills therefor, if available. If such bills are not available, then such taxes shall be prorated on the basis of the most currently available tax bills and after Closing promptly reprorated upon the availability of actual bills for the period. All taxes for periods prior to the tax period in which the Closing Date occurs shall be paid by Seller on or before Closing or if not yet due, Purchaser shall receive a credit therefor. If Closing occurs prior to the receipt by Seller of the tax bill for the Property for the applicable tax period, credit for taxes shall be based upon the estimated Taxes calculated based upon the most recent ascertainable assessed valuation and tax rates, but not less than the Taxes for the previous period with an adjustment to be made between the parties as provided above. In the case of assessments for which a lien has been imposed on the Real Property as of the Effective Date, Seller shall be responsible for all installments, whether currently due or due subsequent to Closing.

(b)    Utilities and Service Contracts. If there are meters on the Property measuring the consumption of utilities which are paid by Seller and not by any tenant, Seller shall, prior to the Closing, cause such meters to be read, and shall pay promptly all related utility bills for all periods prior to and up to the date of Closing. Purchaser shall be liable for and shall pay all utility bills for services relating to the period from and after the Closing. If bills for the period in which Closing occurs cannot be obtained by Closing, reconciliation of such charges will be done as soon as possible after Closing, promptly after such bills have been received. All charges payable with respect to any Service Contracts which will continue in effect after the Closing, and all other costs and expenses of operating the Property which are customarily prorated in similar transactions, shall be prorated as of the date of Closing.

(c)    Closing Costs. Purchaser shall pay all title insurance premiums and the cost of any survey, and all state, county and local transfer taxes. Seller shall pay all the state grantor tax. Each party shall bear its own counsel fees. Other closing costs of any nature or description shall be borne or apportioned in accordance with the custom and practice in northern Virginia.

(d)    Rent. Base rent from the Lease collected by Seller prior to Closing shall be prorated as of Closing. Base rent which is due but uncollected as of the Closing Date shall not be adjusted at Closing. Rents and other amounts received from Tenant after Closing shall be applied first to then current rents and reimbursements for Tenant for the month in which Closing occurs, then to delinquent rents and reimbursements attributable to post-Closing periods, and then to pre-Closing periods. The Tenant security deposit under the Lease shall be credited to the Purchaser at Closing.

(e)     Operating Expenses. Tenant reimbursements for operating expenses and taxes shall be prorated at Closing in the same manner as base rent. Seller shall reasonably cooperate with Purchaser after Closing, at no out of pocket expense to Seller, to complete the determination of actual operating expenses for the Property for calendar year 2015.
11.    Condition of Property. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PROPERTY IS BEING CONVEYED BY SELLER IN "AS-IS" CONDITION, THAT PURCHASER IS FULLY FAMILIAR WITH THE CONDITION OF THE PROPERTY, AND THAT PURCHASER IS BUYING THE PROPERTY BASED SOLELY ON PURCHASER'S KNOWLEDGE OF THE PROPERTY AND NOT IN RELIANCE ON ANY REPRESENTATION MADE BY SELLER OR ANY EMPLOYEE OR AGENT OF SELLER. SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND REGARDING THE PROPERTY EXCEPT AS EXPRESSLY SET FORTH HEREIN, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES REGARDING THE PHYSICAL CONDITION OR ENVIRONMENTAL COMPLIANCE OF THE PROPERTY. EXCEPT TO THE EXTENT OF THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, AND UNLESS A THIRD PARTY OR GOVERNMENTAL CLAIM IS MADE AGAINST PURCHASER OR ITS SUCCESSORS OR ASSIGNS, BUT OTHERWISE NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, PURCHASER, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES, SELLER, SELLER’S AFFILIATES, SELLER’S INVESTMENT MANAGER, IF ANY, THE PARTNERS, TRUSTEES, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM, AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, THE “SELLER RELATED PARTIES”), FROM ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTIONS 9601 ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTION 6901 ET SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTION 466 ET SEQ.), THE SAFE DRINKING WATER ACT (14 U.S.C. SECTIONS 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 1801 ET SEQ.), AND THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. SECTIONS 2601-2629).

12.    Eminent Domain. If, prior to Closing, the Property or any part thereof becomes subject to a condemnation proceeding, Seller, immediately upon learning of same, shall give written notice to Purchaser. Thereafter, Purchaser shall have a period of fifteen (15) days within which to elect, by written notice to Seller, to terminate this Agreement. Upon such termination, the Deposit shall be returned to Purchaser, and this Agreement shall thereupon be canceled and of no further force or effect and neither Purchaser nor Seller shall have any further obligation or liability hereunder. If no such election is timely made, Purchaser shall be considered to have waived its termination right under this Section and shall complete Closing hereunder without adjustment to the Purchase Price, and Seller shall assign to Purchaser the right to receive all proceeds of any condemnation award.

13.	Risk of Loss.

(a)    Loss Exceeding $500,000. In the event that, prior to Closing, the Property is damaged and (i) Tenant under the Lease has the right to terminate because of such casualty and Tenant does not waive such right, (ii) there is an uninsured casualty or underinsured casualty, or Seller’s insurance company fails to acknowledge Purchaser in writing as Seller’s assignee of insurance proceeds or claims (which must also include rent loss), (iii) access to the building located on the Property is reduced or hindered, or (iv) the Property is materially damaged by a fire or other casualty which cannot, in Seller’s reasonable judgment, be repaired and restored prior to the Closing date set forth in Section 3 above, and for which Seller estimates that repair costs will exceed $500,000, Purchaser shall have the right, by notice to Seller given within fifteen (15) days after the date of the notice from Seller of such casualty or proceedings, to terminate this Agreement and have the Deposit refunded to Purchaser. Failure by Purchaser to give such termination notice within such 15-day period shall be deemed a waiver of the right to terminate, and in such event, the parties shall complete Closing, and Seller shall deliver to Purchaser at Closing the proceeds (net of amounts theretofore disbursed and used to pay for restoration) of Seller’s insurance policies, and all of Seller’s unpaid claims and rights in connection with any such losses shall be assigned to Purchaser at Closing without in any manner affecting the Purchase Price, Seller shall deliver a consent to such assignment from the insurer, and Seller shall pay to Purchaser the amount of any deductible and/or co-insurance under any such policy and the estimated amount of loss of rent from the existing Tenant expected to be suffered as a result of such damage.

(b)    Loss Not Exceeding $500,000. For any damage estimated by Seller in good faith to cost less than $500,000.00 to repair, where (ii) Tenant under the Lease does not have the right to terminate because of such casualty, (iii) access to the building located on the Property is not reduced or hindered, or (iv) there is no uninsured casualty or underinsured casualty, and where Seller’s insurance company acknowledges Purchaser in writing as Seller’s assignee of insurance proceeds or claims (which must also include rent loss), then Seller shall so notify Purchaser and the transaction shall close as scheduled, and the Purchase Price shall be reduced by a sum equal to the estimated cost of such repairs and estimated rent loss, the transactions contemplated herein shall be consummated without further reduction of the Purchase Price, and Seller shall receive such insurance proceeds as are paid on the claim of loss.

14.    Brokers. Seller and Purchaser each warrants and represents to the other that each has had no dealings, negotiations or communications with any brokers or other intermediaries in connection with the sale of the Property except Holliday Fenoglio Fowler, L.P., which shall be paid a commission by Seller pursuant to a separate agreement. Seller and Purchaser represent and warrant to each other that they have not dealt with any other broker or finder in connection with the transaction which is the subject matter of this Agreement. Seller and Purchaser each agree to indemnify and hold harmless the other from and on account of any claims, demands, damages or expenses, including but without limitation reasonable attorneys' fees and costs, which the indemnitee may suffer or incur on account of any claims or demands for broker's commission or finder's fee arising out of or based upon the acts of the indemnitor with respect to the transaction which is the subject matter of this Agreement. The foregoing indemnities shall survive the Closing and any termination or cancellation of this Agreement.

15.    Notices. All notices, requests and other communications under this Agreement shall be in writing addressed as follows:

If intended for Seller:
Sun Life Assurance Company of Canada
One Sun Life Executive Park, SC 1309
Wellesley Hills, MA 02481
Attention: William Barres and Tom Pedulla
E-mail: bill.barres@sunlife.com
Tom.pedulla@sunlife.com

With copies to:

Gregory Kleiber, Esquire
Fox Rothschild LLP
2000 Market Street
Philadelphia, PA 19103
E-mail: gkleiber@foxrothschild.com

If intended for Purchaser:
David Hamm
RREEF Management L.L.C.
Deutsche Asset & Wealth Management
345 Park Avenue
New York, NY, 10154
E-mail: david.hamm@db.com

With copies to:

Alston & Bird LLP
1201 W. Peachtree Street NE
Atlanta, Georgia 30309
Attn: Randy H. Luffman
E-mail: randy.luffman@alston.com

or at such other address of which Seller or Purchaser shall have given at least ten (10) days’ notice as herein provided. Notices by the parties may be given on their behalf by and to their respective counsel. All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes on the date delivered or refused, if personally delivered; or the next business day after delivery to an overnight delivery service for prepaid overnight delivery. Notices may also be sent by electronic mail of a .pdf or similar file and shall be deemed to have been given on the business day so sent provided that an additional copy is concurrently sent by one of the other means set forth above.

16.    Purchaser Default; Seller Default.

(a)    Purchaser Default. If this transaction fails to close as a result of a default by Purchaser with respect to any of the terms of this Agreement, and such default continues for a period of ten (10) days after Seller notifies Purchaser in writing of such default (provided, however, that no such 10-day cure period shall apply to Purchaser’s failure to complete Closing on the date set forth in Section 3), the Seller shall have the right to terminate this Agreement and receive and retain the Deposit as liquidated damages. Termination of this Agreement and retention of the Deposit shall be Seller's sole and exclusive remedy hereunder, this Agreement shall thereupon become null and void, and neither party shall have any further rights or obligations hereunder, it being understood and agreed that Seller is hereby releasing and/or waiving any right it might have either to specifically enforce this Agreement or to sue for damages. Seller has agreed to this liquidated damage provision because of the difficulty of ascertaining Seller’s actual damages given the uncertainties of the real estate market, fluctuating property values and differences of opinion with respect to such matters.

(b)    Seller Default. If, prior to Closing, Seller is in default of any of its material representations, warranties or covenants under this Agreement, and such failure is not cured within ten (10) days after written notice from Purchaser to Seller (provided, however, that no such 10-day cure period shall apply to Seller’s failure to complete Closing on the date set forth in Section 3), then Purchaser shall have the right, as its sole and exclusive remedy, either (i) to terminate this Agreement, whereupon the Deposit shall be returned to Purchaser and receive from Seller an amount equal to Purchaser’s actual out-of-pocket expenses paid to third parties and related to this transaction, not to exceed $75,000.00, or (ii) to pursue an action for specific performance, Purchaser hereby waiving any right to seek damages; provided however that in the case of a willful default by Seller which renders specific performance impossible, Purchaser may sue Seller for reasonable damages.

17.    Escrow.

(a)    Escrow Agent Obligations. Escrow Agent is not a party to, and is not bound by, or charged with notice of any agreement out of which the Escrow of the Deposit may arise, other than the Escrow provisions of this Agreement, to wit: this Section 17 in its entirety and Section 2 in its entirety. Escrow Agent shall hold all deposits in accordance with the terms and provisions of this Agreement and any other escrow agreement executed by Escrow Agent, Seller and Purchaser. Escrow Agent shall comply with all reporting requirements of Section 6045 of the Code and the regulations promulgated thereunder. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

(b)    Reliance. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent’s duties under this Agreement shall be limited to those provided in this Agreement.

(c)    Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or

Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

(d)    Disputes. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent shall hold the Deposit until the receipt of written instructions from both Purchaser and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys’ fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

(e)    Counsel. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

18.    Miscellaneous.

(a)    Headings. The headings and captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(b)    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Purchaser may not assign its rights under this Agreement without Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, except as expressly set forth herein. Purchaser may assign its rights under this Agreement, without Landlord’s consent, and may take title to the Property in an assignee that is either controlled or co-controlled by, or under common control or co-control with Purchaser, or Purchaser may take title to the Property in the name of a nominee or assignee, or in the name of one or more of the institutional investors for which Purchaser or one of its affiliates is then acting as investment manager (collectively, a “Permitted Assignee”), provided that (i) Purchaser delivers to Seller written notice of its intention to do so at least five (5) business days prior to Closing, which notice shall include the legal name and structure of the proposed assignee, (ii) Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement pursuant to which the proposed assignee agrees to assume the obligations of Purchaser under this Agreement, (iii) in no event shall any assignment of this Agreement release or discharge Purchaser from any liability or obligation hereunder, and (iv) Seller is notified in writing of the names of all individuals who are executing documents at Closing on behalf of Purchaser, and none of such signatories appear on Seller’s terrorist watch list.

(c)    Authority. The representatives and officers who have executed this Agreement on behalf of Seller and/or Purchaser hereby represent, warrant and confirm that they have the authority to execute this Agreement.

(d)    Confidentiality. All information regarding the Property supplied by Seller or obtained by Purchaser through its studies and investigations shall be held in strict confidence by Purchaser, and shall be returned to Seller if Closing fails to occur hereunder for any reason; provided, however that Purchaser shall be permitted to make any disclosures required by law.

(e)    Integration. This Agreement contains the entire agreement between the Seller and the Purchaser and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise of any kind whatsoever concerning this sale. Furthermore, this Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto. If any term, covenant or condition of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

(f)    Business Days. If any period of time ends, or if any act is required to be performed, on a day other than a business day, then the applicable period of time shall be deemed to expire, or the date required for the performance of the appropriate obligation shall be deemed to be extended, on the next business day following the applicable date of performance.

(g)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia. Neither party shall record this Agreement.

(h)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

(i)    Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT.

(j)    Attorney Fees. In the event either party seeks to enforce this Agreement, the substantially prevailing party in any such enforcement action shall be entitled to recover from the breaching party its reasonable attorney’s fees incurred in connection with any such efforts to enforce this Agreement. Purchaser and Seller hereby consent to the jurisdiction and venue of the United States federal court for the State of Virginia in connection with any dispute hereunder. Should such court for any reason decline to accept jurisdiction, then the parties consent to the jurisdiction of the state courts of the State of Virginia.

(k)    Waiver of Jury Trial. PURCHASER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE MAXIMUM EXTENT PERMITTED BY LAW THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT CLOSING.

(l)    Post-Closing Audit. Pursuant to Section 18(b) above, a Permitted Assignee of Purchaser may include a publicly registered real estate investment trust, and therefore Seller further agrees to make the materials described on Exhibit D-1 relating to the Property available for inspection and audit by Purchaser or its agents (the covenants of Seller described by this sentence shall survive the Closing). At Closing, Seller shall deliver to Purchaser the Closing Representation in the form attached hereto as Exhibit L. Purchaser may also review and make copies of any of Seller's files, books and records relating to the Property. Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no out of pocket cost to Seller) with Purchaser’s auditor in the conduct of such audit but shall not be obligated to provide any letter or certification to Purchaser’s auditor. In addition, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property (for the past three (3) years) (with the names of parties having an equity interest in Seller redacted), including (without limitation) income and balance sheet data for the Property, whether required before or after Closing, to the extent in Seller’s possession or control. Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the U.S. Securities and Exchange Commission (“SEC”) or other governmental authority. Seller shall maintain its records for use under this Section 18(l) for a period of not less than one (1) year after the Closing. This Section shall expressly survive Closing.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first above written.

SELLER:
SUN LIFE ASSURANCE COMPANY OF                                 CANADA

By: /s/ William Barres
Name: William Barres
Title: Authorized Signer

By: /s/ Thomas Pedulla
Name: Thomas Pedulla
Title: Authorized Signer

PURCHASER:
RREEF AMERICA, L.L.C.

By: /s/ David Hamm
Name: David Hamm
Title: Authorized Signatory

LIST OF EXHIBITS

Exhibit A:    Legal Description of Real Property
Exhibit A-1:    Personal Property
Exhibit B:    Description of Lease
Exhibit C:    Service Contracts
Exhibit D:    Seller Deliveries
Exhibit D-1:    Seller Information Deliveries for Audit Purposes
Exhibit E:    IRS Escrow Agreement
Exhibit F:    Form of Estoppel Letter
Exhibit F-1:    Form of SNDA
Exhibit G    Form Assignment and Assumption of Lease
Exhibit H    Form Assignment and Assumption of Intangibles
Exhibit I    Form Bill of Sale
Exhibit J    Form Bring-Down Certificate
Exhibit K    KYC Form
Exhibit L    Closing Certificate
Exhibit M    Form of CCR Estoppel

EXHIBIT A

Legal Description of Real Property

All of that certain lot or parcel of land situated, lying and being in Loudoun County, Virginia, and being more particularly described as follows:
Lot 23B, containing 8.38088 acres, more or less, being a consolidation of Lot 23-A, Gateway North and Lot 2A, Systematics General, as the same appears on the plat attached to "Deed of Consolidation" recorded in Deed Book 1566 at Page 1451 and re-recorded in Deed Book 1570 at Page 563, among the land records of Loudoun County, Virginia.

LESS AND EXCEPT that portion dedicated for public streets in Deed Book 1566 at Page 1455 and re-recorded in Deed Book 1570 at Page 565, among the aforesaid land records.

EXHIBIT B

DESCRIPTION OF LEASE

1.    Office Lease dated September 30, 2011 between Sun Life Assurance Company of Canada, as landlord, and Alliant Techsystems, Inc., as tenant

2.    First Amendment to Lease dated July 14, 2014

3.    Letter dated October 16, 2014 from tenant exercising expansion option

4.    January 20, 2015 Letter from Jennifer Anderson at Orbital ATK

EXHIBIT C
SERVICE CONTRACTS

Company	Service
Western Pest Services	Pest Control

ValleyCrest	Ext Grounds & Irrigation Maint.

ValleyCrest	Snow Removal - 2015-2016 Season

Capital Elevator	Elevator Maint.

Datawatch Systems	Fire Alarm, Access Control & Bldg Temp Monitoring

Power Services	Emergency Generator

Dominion Mechanical	BAS Maintenance

Sunset Hills	Interior Landscaping

Clean Office	Day Cleaning & Porter

Con-Serv Ind (CSI)	Trash Removal

Nalco	Water Treatment

Clean & Polish	Window Cleaning

Adcock Systems	Fire System Testing

MetTel - Better World Telecom	Telephone Lines
9 Lines
LPC Commercial Services, Inc.	Management Agreement

EXHIBIT D

LIST OF SELLER DELIVERIES
List and copy of all Service Contracts (excluding management and leasing agreements) affecting the Property, if any;
Any final written reports or studies (including environmental, engineering, soil boring and physical inspection reports) prepared by Seller's professional engineers or consultants, or governmental authorities in respect of the physical condition or operation of the Property, to the extent they are in Seller’s possession, and Seller’s property condition reports, if any, but excluding any appraisals and any proprietary reports;
Copy of Seller’s most recent survey of the Property;
Copies of the Lease and all amendments and guaranties relating thereto;
Copy of Seller’s title insurance policy insuring Property;
Copies of all contractor, vendor, manufacturer and other warranties with respect to all real property improvements and fixtures*;
All current municipal, county, state or federal permits, licenses and authorizations affecting the use, operation and maintenance of Property, including without limitation certificates of occupancy and building permits;*
Monthly operating statements for the Property for the year to date and for the most recently completed prior year and annual operating statements for three (3) years prior to the current year;

2015 operating and capital budget;

Real property tax bills for the previous three (3) years;

Mechanical, electrical and structural plans and specifications, including as-builts;*

Property Manager’s Tenant files, including correspondence and insurance certificates.

Tenant billing statements

Tenant delinquency report

Current rent roll

Insurance claims, pending/historical litigation, and violations affecting the property.

Copies of any CC&Rs*

Past 2 years of utility consumption data and Energy Star data*

(*To the extent in Seller’s possession or reasonable control)

EXHIBIT D-1

AUDIT INFORMATION AND DELIVERIES

Background Questions:

•	What date was the property acquired by the seller?

•	Who maintains the accounting records for the property? Please provide contact information.

General

•	Property operating statements for the most recent full calendar year and for the current year to date with break out in quarterly intervals: each calendar quarter in 2014 and 2015 through 9/30/15.

•	Trial balances at the end of the two most recent full calendar years and as of the current date. Prefer to receive in Excel format. 12/31/13, 12/31/14, 9/30/15.

•
General ledger detail showing all journal entries, accounts payable, cash receipts, and all other activity in each account for the most recent full calendar year (2014) and for the current year to date (through 9/30/2015). Prefer to receive in Excel format.

•	Bank statements and Bank Reconciliations - need each month of prior year (Jan - Dec 2014); and each month of the current year (2015)

Revenues

Copies of the following for all revenues for the most recent full calendar year (2014) and for the current year to date (2015):

•
Lease agreements including any leases which have expired or were terminated in 2014 (latest full calendar year) and 2015 (current year). We need any lease that was active during any part of 2014 or 2015. Including all amendments and modifications.

•	Rent rolls at year end for the last two years (12/31/13 and 12/31/14) and at 9/30/15

•	Tenant ledgers for the last full calendar year (2014) and for the current year to date (2015)

Copies of the following for certain revenues, if applicable, for the most recent full calendar year and for the current year to date:

•	Any other tenant or property related income - invoices or support calculations.

Expenses

Copies of the following for all expenses for the most recent full calendar year (2014) and for the current year to date (2015) and through 9/30/15. This is for property level expenses only and does not include any seller mortgage or debt payments, distributions to seller’s members, income tax related costs for the seller’s entity or members, or audit costs of the seller’s entity.

•	All invoices

•	All check copies

Check register for prior year and current year to date

In addition, any other documentation in support of payments, including but not limited to:

•	Property tax bills

•	Insurance statements

•	Property management fee agreement

•	Property management fee calculation

•	Agreements with contractors

•	Contracts with property vendors

Note: Support should cover entire 2014 and year to date 2015.
Reimbursable Expenses

Copies for the most recent full calendar year and for the current year to date.

•	CAM calculation to support monthly billings for 2014 and 2015

•	Base year details

EXHIBIT E

IRS ESCROW AGREEMENT

Escrow No. [ ]                    Sterling, VA

______________________, 2015

SUN LIFE ASSURANCE COMPANY OF CANADA ("SUN LIFE") deposits with Chicago Title Insurance Company ("COMPANY"), as Escrow Agent, the items set forth in Schedule A, to be held by said Escrow Agent subject to the terms hereof as shown below as Schedule B and in the General Provisions which are attached hereto and incorporated herein:

SCHEDULE A: DEPOSITS
[__________________________________________ Dollars ($____________)]

SCHEDULE B: SPECIAL PROVISIONS
NOTE:    This Escrow Agreement is for the purpose of awaiting a decision by the Internal Revenue Service regarding an exemption request for Schedule A's deposit pursuant to Section 1445 of the Internal Revenue Code.

1.    Prior to COMPANY agreeing to enter into this agreement, SUN LIFE will deliver to COMPANY a copy of its Application for Withholding Certificate and Guaranty to pay any tax to the Internal Revenue Service relating to this sale. That Application calculates SUN LIFE'S estimated tax liability relating to this sale as [$0.00] based on a taxable gain on the sale. Notwithstanding that calculation, this escrow equals Ten Percent (10%) of the contract price pending receipt of the Withholding Certificate.

2.    IT IS SPECIFICALLY UNDERSTOOD AND AGREED TO BY THE PARTIES HERETO THAT COMPANY IS IN NO WAY LIABLE AND RESPONSIBLE FOR:
A. THE ACCURACY OF THE INFORMATION CONTAINED IN THE EXEMPTION REQUEST; or
B. WHETHER THE EXEMPTION REQUEST HAS BEEN PROPERLY FILED WITH THE INTERNAL REVENUE SERVICE BY THE DATE OF TRANSFER OF THE PROPERTY.

3.    Upon COMPANY's receipt of a written certificate from the Internal Revenue Service regarding their decision on the exemption request, COMPANY is to either:

A. Remit the amount set forth on the certificate to the Internal Revenue Service at the Internal Revenue Service Center, Philadelphia, Pennsylvania; or

B. If the amount owing on the Internal Revenue Service certificate is zero, all of Schedule A's deposits, plus accrued interest, are to be paid to SUN LIFE:

SUN LIFE ASSURANCE COMPANY OF CANADA
U.S. REAL ESTATE ‑ SC 1309
ONE SUN LIFE EXECUTIVE PARK
WELLESLEY HILLS, MA 02481

4.    Due to the Internal Revenue Service provision that funds must be remitted to them within twenty

(20) days of the date of their certificate, COMPANY is to remit any funds due to the Internal Revenue Service in a timely manner. Because COMPANY cannot remit funds without the certificate, IT IS IMPERATIVE THAT WHOMEVER RECEIVES SAID CERTIFICATE FROM THE INTERNAL REVENUE SERVICE IMMEDIATELY FORWARD IT, OR A COPY TO:

SUN LIFE ASSURANCE COMPANY OF CANADA
U.S. REAL ESTATE ‑ SC 1309
ONE SUN LIFE EXECUTIVE PARK
WELLESLEY HILLS, MA 02481

5.    If COMPANY receives the written certificate so late that it is impossible to comply with the twenty (20) day provision, then COMPANY is to still pay the amount set forth on the certificate to the Internal Revenue Service, but may retain any balance of Schedule A's deposit, and accrued interest, for the purpose of paying any delinquency penalties imposed by the Internal Revenue Service. IT IS SPECIFICALLY UNDERSTOOD AND AGREED TO BY THE PARTIES HERETO THAT COMPANY IS IN NO WAY LIABLE OR RESPONSIBLE FOR ANY SHORTAGES IN ANY AMOUNTS OWING TO THE INTERNAL REVENUE SERVICE.

6.    If COMPANY is able to forward to the Internal Revenue Service the amount set forth on the certificate within the requisite 20‑day period, then any balance of Schedule A's deposit and any accrued interest will be forwarded to the Sun Life Assurance Company of Canada at:

SUN LIFE ASSURANCE COMPANY OF CANADA
U.S. REAL ESTATE ‑ SC 1309
ONE SUN LIFE EXECUTIVE PARK
WELLESLEY HILLS, MA 02481

7.    If by ____________________, COMPANY has received no written certificate from the Internal Revenue Service, COMPANY may pay Schedule A's deposit and any accrued interest to the Internal Revenue Service after giving written notice to SUN LIFE. IT IS SPECIFICALLY AGREED TO BY THE PARTIES HERETO THAT COMPANY IS IN NO WAY LIABLE OR RESPONSIBLE FOR ANY SHORTAGES IN ANY AMOUNTS OWING TO THE INTERNAL REVENUE SERVICE.

8.     The fee paid to COMPANY in consideration of performing this Escrow is $0.00.

COMPANY'S RESPONSIBILITY IN REGARDS TO SECTION 1445 AND THIS ESCROW IS SOLELY TO PERFORM CLERICAL TASKS. IN THAT REGARD, COMPANY HAS NO RESPONSIBILITY OR LIABILITY TO JUDGE THE ACCURACY OF ANY FORMS OR MONIES IT HAS BEEN INSTRUCTED TO TRANSMIT. FURTHER, COMPANY HAS NO RESPONSIBILITY OR LIABILITY REGARDING THE COLLECTION OR PAYMENT OF SECTION 1445'S WITHHOLDING TAX OR ANY PENALTIES, EXCEPT FOR THE PERFORMANCE OF THE CLERICAL TASKS OUTLINED IN THESE INSTRUCTIONS.

SECTION 1445 IS A LENGTHY, PRECISE, AND COMPLICATED REGULATION. IT IS STRONGLY RECOMMENDED THAT YOU CONTACT LEGAL OR TAX COUNSEL OR THE INTERNAL REVENUE SERVICE REGARDING SPECIFIC ADVICE ON THE REGULATION AND POSSIBLE EXPOSURE.

SELLER:
SUN LIFE ASSURANCE COMPANY OF CANADA

Federal Tax ID # 38‑1082080

By: _____________________________

By: _____________________________

PURCHASER:

___________________________

By: ______________________________

Receipted and Accepted by ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By: ________________________

General Provisions to

ESCROW AGREEMENT

1.    These instructions may be altered, amended, modified or revoked by writing only, signed by all of the parties hereto, and approved by the Escrow Agent, upon payment of all fees, costs and expenses incident thereto.
2.    No assignment, transfer, conveyance or hypothecation of any right, title or interest in and to the subject matter of this Escrow shall be binding upon the Escrow Agent unless written notice thereof shall be served upon the Escrow Agent and all fees, costs and expenses incident to such transfer of interest shall have been paid.
3.    Any notice required or desired to be given by the Escrow Agent to any other party to this Escrow may be given by mailing the same to such party at the address noted below or the most recent address of such party shown on the records of the Escrow Agreement, and notice so mailed shall for all purposes hereof be as effectual as though served upon such party in person at the time of depositing such notice in the mail.
4.    The Escrow Agent agrees to hold the Escrow Deposits set forth in Schedule A under the terms and conditions of this Agreement. If at any time in the performance of its duties under this Agreement it is necessary for the Escrow Agent to receive, accept or act upon any notice or writing purported to have been executed or issued by or on behalf of any of the parties hereto, it shall not be necessary for the Escrow Agent to ascertain whether or not the person or persons who have executed, signed or otherwise issued or authenticated the writing had the authority to so execute, sign or otherwise issue or authenticate said writing or that they are the same persons named therein or otherwise to pass upon any requirements of such instruments that may be essential for their validity.
5.    The Escrow Agent shall not be personally liable for any act it may do or omit to do hereunder as such agent, while acting in good faith and in the exercise of its own best judgment, and any act done or omitted by it pursuant to the advice of its own attorney shall be conclusive evidence of such good faith.
6.    The Escrow Agent is hereby expressly authorized and directed to disregard any and all notice or warnings given by any of the parties hereto, or by any other person or corporation, excepting only orders or process of court, and is hereby expressly authorized to comply with and obey any and all orders, judgments or decree of any court. It shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree be subsequently reversed, modified, annulled, set aside or vacated, or found to have been entered without jurisdiction.
7.    In consideration of the acceptance of this escrow by the Escrow Agent, Sun Life agrees to pay the Escrow Agent its charges hereunder and to indemnify and hold it harmless as to any liability by it incurred to any other person or corporation or the Internal Revenue Service by reason of its having accepted the same, or in connection herewith, and to reimburses it for all its expenses, including, among other things, counsel fees and court costs incurred in connection herewith; and that the Escrow Agent shall have a first and prior lien upon all deposits made hereunder to secure the performance of said agreement of indemnity and the payment of its charges and expenses, Escrow Fees or charges, as distinguished from other expenses hereunder, shall be as written above the Escrow Agent's Signature at the time of its acceptance hereof.
8.    If at any time a dispute shall exist as to the duty of the Escrow Agent under the terms hereof, the right to possession, title or proceeds of any item in escrow, or as to any dispute arising between the parties as to any matter under this Agreement, the Escrow Agent may deposit the Escrow Agreement and items in escrow with the Clerk of the District Court of the County of Dallas, Texas and may interplead the parties hereto. Upon so depositing such Escrow Agreement and items in escrow and filing its complaint in interpleader, the Escrow Holder shall be released from all liability under the terms hereof, as to the items so deposited. If the Court does not provide for reimbursement to Escrow Agent for attorney fees, costs and expenses related to the interpleader action out of the interplead funds, then Escrow Agent shall have a claim enforceable by separate action in Court against the parties, jointly and severally, for said attorney fees, costs and expenses.
9.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.
10.    This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.
11.    Now, therefore, in consideration of the fee paid to the Company as set forth in the Escrow Agreement, the Company agrees to hold any funds deposited. During the period the Company is in possession of the deposit, the money will be deposited in a FDIC depository. (Deposits of less than $1,000 shall not bear interest. Deposits of $1,000 to $100,000 shall bear interest at the statutory rate paid by the banking institution. Deposits of $100,000 or more may be directed by Seller in writing to other types of investments with prior approval of the Company's Escrow Department and upon delivery to Escrow Agent of signed Investment of Escrow funds documents.)
12.    This agreement may be executed in counterparts, which together shall be deemed to constitute one agreement . For purposes of the execution of this Agreement, facsimile signatures shall be deemed to be original signatures.

INITIALS:    Sun Life:_________________________

Purchaser:________________________

Title Company: _________________

EXHIBIT F

FORM ESTOPPEL LETTER

December __, 2015

Wells Fargo Bank, National Association
10 S. Wacker Dr., Suite 3200
Chicago, IL 60606

Attn:    Todd W. Finnelly

RE:
Office Lease dated September 30, 2011, and amended on July 14, 2014 and October 16, 2014 (as may have been amended or modified from time to time, "Lease") by and between Sun Life Assurance Company of Canada (predecessor in interest to RPT LOUDOUN GATEWAY I, LLC , a Delaware limited liability company) ("Landlord") and ORBITAL ATK, INC. (f/k/a ALLIANT TECHSYSTEMS, INC.), a Delaware corporation ("Tenant") with respect to certain premises ("Leased Premises") located at 45245 Business Court, Sterling, VA 20166 ("Property"). The Leased Premises are comprised of 102,015 square feet.

Gentlemen:

The undersigned hereby acknowledges that Landlord intends to encumber the Property with a deed of trust or mortgage in favor of Wells Fargo Bank, National Association (collectively with its successors or assigns, "Lender"). The undersigned further acknowledges the right of Landlord, Lender and any and all of Landlord's present and future lenders to rely upon the statements and representations of the undersigned contained in this Tenant Estoppel Certificate ("Certificate") and further acknowledges that any loan secured by any such deed of trust or mortgage or further deeds of trust or mortgages will be made and entered into in material reliance on this Certificate.

Given the foregoing, the undersigned Tenant hereby certifies and represents unto Lender, its successors and assigns, with respect to the above described Lease as follows:

1.    LEASED PREMISES. All space and improvements covered by the Lease have been completed and furnished to the satisfaction of Tenant, all conditions required under the Lease have been met, and Tenant has accepted and taken possession of and presently occupies the Leased Premises, consisting of approximately 102,015 square feet.

2.    ENTIRE AGREEMENT. The Lease expires on August 31, 2023, and has not been modified, altered or amended in any respect and contains the entire agreement between Landlord and Tenant, except as described above.

3.    ANNUAL RENT. As of the date hereof, the annual minimum rent under the Lease is $2,568,583.20, subject to any escalation and/or percentage rent and/or common area maintenance charges, in accordance with the terms and provisions of the Lease. The current "Base Year" for any escalation is (i) 2012 for Suite 400, and (ii) 2015 for the remainder of the Leased Premises.

4.    NO PREPAID RENT. No rent has been paid by Tenant in advance under the Lease except for $______________, which amount represents rent for the period beginning MONTH & DATE, 20         , and MONTH & DATE, 20         , and Tenant has no charge or claim of offset under said Lease or otherwise, against rents or other amounts due or to become due thereunder. No "discounts", "free rent" or "discounted rent" have been agreed to or are in effect except for                                                                                                                                                           .

5.    SECURITY DEPOSIT. A Security Deposit of $0.00 has been made and is currently being held by Landlord.

6.    NO CLAIM. Tenant has no claim against Landlord for any deposit or prepaid rent except as provided in Paragraphs 4 and 5 above.

7.    NO DEFAULT OF LANDLORD. The Landlord has satisfied all commitments, arrangements or understandings made to induce Tenant to enter into the Lease, and the Landlord is not in any respect in default in the performance of the terms and provisions of the Lease, nor is there now any fact or condition which, with notice or lapse of time or both, would become such a default. All tenant allowances due from Landlord have been received by Tenant, except: ________________. The improvements and space required to be furnished according to the Lease have been duly delivered by the Landlord and accepted by Tenant. Landlord's obligations to pay for tenant improvements, if any, have been satisfied.

8.    NO DEFAULT OF TENANT. Tenant is not in any respect in default under the terms and provisions of the Lease (nor is there now any fact or condition which, with notice or lapse of time or both, would become such a default) and has not assigned, transferred or hypothecated its interest under the Lease, except as follows: NONE.

9.    TENANT RIGHTS. Except as expressly provided in the Lease or in any amendment or supplement to the Lease, Tenant: (i) does not have any right to renew or extend the term of the Lease; (ii) does not have any option or preferential right to purchase all or any part of the Leased Premises or all or any part of the building or premises of which the Leased Premises are a part; and (iii) does not have right, title, or interest with respect to the Leased Premises other than as tenant under the Lease. There are no understandings, contracts, agreements, subleases, assignments, or commitments of any kind whatsoever with respect to the Lease or the Leased Premises except as expressly provided in the Lease or in any amendment or supplement to the Lease set forth in Paragraph 2 above, copies of which are attached hereto.

10.    LEASE EFFECTIVE. The Lease is in full force and effect and Tenant has no defenses, setoffs, or counterclaims against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transactions between Tenant and Landlord.

11.    NO BROKER LIENS. Neither Tenant nor Landlord has incurred any fee or commission with any real estate broker which would give rise to any lien right under state or local law, except as follows (if none, state "None"): NONE.

12.    NOTICES. The current address to which all notices to Tenant as required under the Lease should be sent is:

1501 S. Clinton Street
Canton Crossing Tower
11th Floor (MD02)
Baltimore, MD 21224
Attention: Dan Goral

With a copy to:

Alliant Techsystems Inc.
7480 Flying Cloud Drive
Eden Prairie, MN 55344
Attention: Treasury Department

With a copy to:

Alliant Techsystems Inc.
7480 Flying Cloud Drive
Eden Prairie, MN 55344
Attention: Legal Department

13.    MERCHANT’S ASSOCIATION. If a Merchant's Association exists, Tenant has no claims, liens or offsets with regard to any amounts due or to become due thereunder except for: NONE.

1.	Dated: December ___, 2015

"TENANT" ORBITAL ATK, INC., a Delaware corporation By:__________________________ Name:_______________________ Title:_________________________

EXHIBIT F-1
FORM SNDA

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Wells Fargo Bank, National Association
123 N. Wacker Drive, Suite 1900
Chicago, Illinois 60606
Attn: Jeffrey Goodman

(Space Above For Recorder's Use)

SUBORDINATION AGREEMENT, ACKNOWLEDGMENT OF LEASE ASSIGNMENT, ESTOPPEL, ATTORNMENT AND NON-DISTURBANCE AGREEMENT
(Lease to Security Instrument)

NOTICE:	THIS SUBORDINATION AGREEMENT RESULTS IN YOUR SECURITY INTEREST IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

THIS SUBORDINATION AGREEMENT, ACKNOWLEDGMENT OF LEASE ASSIGNMENT, ESTOPPEL, ATTORNMENT AND NON-DISTURBANCE AGREEMENT ("Agreement") is made December _____, 2015 by and between RPT LOUDOUN GATEWAY I, LLC , a Delaware limited liability company ("Mortgagor"), ORBITAL ATK, inc., a Delaware corporation ("Tenant") and Wells fargo bank, national association, as Administrative Agent (collectively with its successors, assigns, affiliates and participants, "Agent") for certain lenders (the “Lenders”).

R E C I T A L S

A.
Pursuant to the terms and provisions of an Office Lease dated September 30, 2011 (the "Lease"), Sun Life Assurance Company of Canada (predecessor in interest to Mortgagor) granted to Tenant a leasehold estate in and to a portion of the property described on Exhibit A attached hereto and incorporated herein by this reference (which property, together with all improvements now or hereafter located on the property, is defined as the "Property").

B.
Mortgagor has executed, or proposes to execute, that certain [Deed of Trust With Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing] (as amended, restated or otherwise modified from time to time, the "Security Instrument") securing, in part, and among other things, one or more promissory notes (as amended, restated or otherwise modified from time to time, collectively, the "Note") in the original maximum aggregate principal amount of SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($75,000,000.00), in favor of Lenders ("Loan"). The Security Instrument is to be recorded concurrently herewith.

C.	The Lease does not contain provisions and terms granting Tenant an option to purchase the Property.

D.
As a condition to Lenders making the Loan secured by the Security Instrument, Lenders require that the Security Instrument be unconditionally and at all times remain a lien on the Property, prior and superior to all the rights of Tenant under the Lease and that the Tenant specifically and unconditionally subordinate the Lease to the lien of the Security Instrument.

E.	Mortgagor and Tenant have agreed to the subordination, attornment and other agreements herein in favor of Agent.

NOW THEREFORE, for valuable consideration and to induce Lenders to make the Loan, Mortgagor and Tenant hereby agree for the benefit of Agent as follows:

1.     SUBORDINATION. Mortgagor and Tenant hereby agree that:

1.1    Prior Lien. The Security Instrument securing the Note in favor of Agent, and any modifications, renewals or extensions thereof (including, without limitation, any modifications, renewals or extensions with respect to any additional advances made subject to the Security Instrument), shall unconditionally be and at all times remain a lien on the Property prior and superior to the Lease;

1.2     Subordination. Lenders would not make the Loan without this agreement to subordinate; and

1.3     Whole Agreement. This Agreement shall be the whole agreement and only agreement with regard to the subordination of the Lease to the lien of the Security Instrument and shall supersede and cancel, but only insofar as would affect the priority between the Security Instrument and the Lease, any prior agreements as to such subordination, including, without limitation, those provisions, if any, contained in the Lease which provide for the subordination of the Lease to a deed or deeds of trust or to a mortgage or mortgages.

AND FURTHER, Tenant individually declares, agrees and acknowledges for the benefit of Agent, that:

1.4 Use of Proceeds. Agent, in making disbursements pursuant to the Note, the Security Instrument or any loan agreements with respect to the Property, is under no obligation or duty to, nor has Agent represented that it will, see to the application of such proceeds by the person or persons to whom Agent disburses such proceeds, and any application or use of such proceeds for purposes other than those provided for in such agreement or agreements shall not defeat this agreement to subordinate in whole or in part; and

1.5 Waiver, Relinquishment and Subordination. Tenant intentionally and unconditionally waives, relinquishes and subordinates all of Tenant's right, title and interest in and to the Property to the lien of the Security Instrument and understands that in reliance upon, and in consideration of, this waiver, relinquishment and subordination, specific loans and advances are being and will be made by Agent and, as part and parcel thereof, specific monetary and other obligations are being and will be entered into which would not be made or entered into but for said reliance upon this waiver, relinquishment and subordination.

2.     ASSIGNMENT. Tenant acknowledges and consents to the assignment of the Lease by Mortgagor in favor of Agent.

3.     ESTOPPEL. Tenant acknowledges and represents that:

3.1 Entire Agreement. The Lease constitutes the entire agreement between Mortgagor and Tenant with respect to the Property and Tenant claims no rights with respect to the Property other than as set forth in the Lease;

3.2 No Prepaid Rent. No deposits or prepayments of rent have been made in connection with the Lease, except as follows (if none, state "None"): NONE

3.3 No Default. To the best of Tenant's knowledge, as of the date hereof: (i) there exists no breach, default, or event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default under the Lease; and (ii) there are no existing claims, defenses or offsets against rental due or to become due under the Lease;

3.4 Lease Effective. The Lease has been duly executed and delivered by Tenant and, subject to the terms and conditions thereof, the Lease is in full force and effect, the obligations of Tenant thereunder are valid and binding and there have been no further amendments, modifications or additions to the Lease, written or oral; and

3.5 No Broker Liens. Neither Tenant nor Mortgagor has incurred any fee or commission with any real estate broker which would give rise to any lien right under state or local law, except as follows (if none, state "None"): NONE

4.     ADDITIONAL AGREEMENTS. Tenant covenants and agrees that, during all such times as Agent is the Beneficiary under the Security Instrument:

4.1 Modification, Termination and Cancellation. Tenant will not consent to any modification, amendment, termination or cancellation of the Lease (in whole or in part) without Agent's prior written consent and will not make any payment to Mortgagor in consideration of any modification, termination or cancellation of the Lease (in whole or in part) without Agent's prior written consent.

4.2 Notice of Default. Tenant will notify Agent in writing concurrently with any notice given to Mortgagor of any default by Mortgagor under the Lease, and Tenant agrees that Agent has the right (but not the obligation) to cure any breach or default specified in such notice within the time periods set forth below and Tenant will not declare a default of the Lease, as to Agent, if Agent cures such default within thirty (30) days from and after the expiration of the time period provided in the Lease for the cure thereof by Mortgagor ; provided, however, that if such default cannot with diligence be cured by Agent within such thirty (30) day period, the commencement of action by Agent within such thirty (30) day period to remedy the same shall be deemed sufficient so long as Agent pursues such cure with diligence.

4.3 No Advance Rents. Tenant will make no payments or prepayments of rent more than one (1) month in advance of the time when the same become due under the Lease.

4.4 Assignment of Rents. Upon receipt by Tenant of written notice from Agent that Agent has elected to terminate the license granted to Mortgagor to collect rents, as provided in the Security Instrument, and directing the payment of rents by Tenant to Agent, Tenant shall comply with such direction to pay and shall not be required to determine whether Mortgagor is in default under the Loan and/or the Security Instrument.

4.5 Insurance and Condemnation Proceeds. In the event there is any conflict between the terms in the Security Instrument and the Lease regarding the use of insurance proceeds or condemnation proceeds with respect to the Property, the provisions of the Security Instrument shall control.

5.    ATTORNMENT. In the event of a foreclosure under the Security Instrument, Tenant agrees for the benefit of Agent (including for this purpose any transferee of Agent or any transferee of Mortgagor's title in and to the Property by Agent's exercise of the remedy of sale by foreclosure under the Security Instrument) as follows:

5.1 Payment of Rent. Tenant shall pay to Agent all rental payments required to be made by Tenant pursuant to the terms of the Lease for the duration of the term of the Lease.

5.2 Continuation of Performance. Tenant shall be bound to Agent in accordance with all of the provisions of the Lease for the balance of the term thereof, and Tenant hereby attorns to Agent as its landlord, such attornment to be effective and self-operative without the execution of any further instrument immediately upon Agent succeeding to Mortgagor's interest in the Lease and giving written notice thereof to Tenant.

5.3 No Offset. Agent shall not be liable for, nor subject to, any offsets or defenses which Tenant may have by reason of any act or omission of Mortgagor under the Lease, nor for the return of any sums which Tenant may have paid to Mortgagor under the Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Mortgagor to Agent.

5.4 Subsequent Transfer. If Agent, by succeeding to the interest of Mortgagor under the Lease, should become obligated to perform the covenants of Mortgagor thereunder, then, upon any further transfer of Mortgagor's interest by Agent, all of such obligations shall terminate as to Agent.

5.5 Limitation on Agent’s Liability. Tenant agrees to look solely to Agent’s interest in the Property and the rent, income or proceeds derived therefrom for the recovery of any judgment against Agent, and in no event shall Agent or any of its affiliates, officers, directors, shareholders, partners, agents, representatives or employees ever be personally liable for any such obligation, liability or judgment.

5.6 No Representation, Warranties or Indemnities. Agent shall not be liable with respect to any representations, warranties or indemnities from Mortgagor, whether pursuant to the Lease or otherwise, including, but not limited to, any representation, warranty or indemnity related to the use of the Property, compliance with zoning, landlord’s title, landlord’s authority, habitability or fitness for purposes or commercial suitability, or hazardous wastes, hazardous substances, toxic materials or similar phraseology relating to the environmental condition of the Property or any portion thereof.

6. NON-DISTURBANCE. In the event of a foreclosure under the Security Instrument, so long as there shall then exist no breach, default, or event of default on the part of Tenant under the Lease, Agent agrees for itself and its successors and assigns that the leasehold interest of Tenant under the Lease shall not be extinguished or terminated by reason of such foreclosure, but rather the Lease shall continue in full force and effect and Agent shall recognize and accept Tenant as tenant under the Lease subject to the terms and provisions of the Lease except as modified by this Agreement.

7. MISCELLANEOUS.

7.1    Remedies Cumulative. All rights of Agent herein to collect rents on behalf of Mortgagor under the Lease are cumulative and shall be in addition to any and all other rights and remedies provided by law and by other agreements between Agent and Mortgagor or others.

7.2    NOTICES. All notices, demands, or other communications under this Agreement and the other Loan Documents shall be in writing and shall be delivered to the appropriate party at the address set forth below (subject to change from time to time by written notice to all other parties to this Agreement). All notices, demands or other communications shall be considered as properly given if delivered personally or sent by first class United States Postal Service mail, postage prepaid, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid, except that notice of Default may be sent by certified mail, return receipt requested, charges prepaid. Notices so sent shall be effective three (3) Business Days after mailing, if mailed by first class mail, and otherwise upon delivery or refusal; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. For purposes of notice, the address of the parties shall be:

Mortgagor:	RREEF Property Trust, Inc. c/o Deutsche Asset and Wealth Management 101 California Street, 24th Floor San Francisco, CA 94111 Attention: Eric Russell
Tenant:
1501 S. Clinton Street
Canton Crossing Tower
11th Floor (MD02)
Baltimore, MD 21224
Attention: Dan Goral

With a copy to:

Alliant Techsystems Inc.
7480 Flying Cloud Drive
Eden Prairie, MN 55344
Attention: Treasury Department

With a copy to:

Alliant Techsystems Inc.
7480 Flying Cloud Drive
Eden Prairie, MN 55344
Attention: Legal Department

Agent:
Wells Fargo Bank, National Association
10 South Wacker Dr.
Suite 3200
Chicago, IL 60606
Attention: Jeff Goodman

With a copy to:

Wells Fargo Bank, National Association
10 South Wacker Dr.
Suite 3200
Chicago, IL 60606
Attention: Todd Finnelly

Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ notice to the other party in the manner set forth hereinabove.

7.3    Heirs, Successors and Assigns. Except as otherwise expressly provided under the terms and conditions herein, the terms of this Agreement shall bind and inure to the benefit of the heirs, executors, administrators, nominees, successors, assigns, and participants of the parties hereto.

7.4     Headings. All article, section or other headings appearing in this Agreement are for convenience of reference only and shall be disregarded in construing this Agreement.

7.5    Counterparts. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

7.6     Exhibits, Schedules and Riders. All exhibits, schedules, riders and other items attached hereto are incorporated into this Agreement by such attachment for all purposes.

(remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NOTICE:    THIS SUBORDINATION AGREEMENT CONTAINS A PROVISION WHICH ALLOWS THE PERSON OBLIGATED ON YOUR REAL PROPERTY SECURITY TO OBTAIN A LOAN A PORTION OF WHICH MAY BE EXPENDED FOR OTHER PURPOSES THAN IMPROVEMENT OF THE LAND.

IT IS RECOMMENDED THAT, PRIOR TO THE EXECUTION OF THIS AGREEMENT, THE PARTIES CONSULT WITH THEIR ATTORNEYS WITH RESPECT HERETO.

"MORTGAGOR"

RPT [LOUDOUN GATEWAY], LLC,
a Delaware limited liability company

By:_______________________
Name:____________________
Title:______________________

"TENANT"

ORBITAL ATK, INC.,
a Delaware corporation

By:_______________________
Name:____________________
Title:______________________

"AGENT"

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:_______________________
Name:____________________
Title:______________________

ACKNOWLEDGMENT
State of __________________, County of ___________________________ ss.

On this ______ day of _____________, 2015, before me, the undersigned officer personally appeared ________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the ______________________of _________________________________________________, and that as such officer, being duly sworn, and being authorized to do so pursuant to its operating agreement or a resolution of its members, executed, subscribed and acknowledged the due execution of the foregoing instrument for the purposes therein contained, by signing the name of Wells Fargo Bank, National Association by himself/herself in his/her authorized capacity as such officer as his/her free and voluntary act and deed and the free and voluntary act and deed of Wells Fargo Bank, National Association.

Witness my hand and official seal.            __________________________________
                            Notary public signature

Commission expires: _____________________

ACKNOWLEDGMENT
State of __________________, County of ___________________________ ss.

On this ______ day of _____________, 2015, before me, the undersigned officer personally appeared ________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the ______________________of ORBITAL ATK, INC., a Delaware corporation, and that as such officer, being duly sworn, and being authorized to do so pursuant to its operating agreement or a resolution of its members, executed, subscribed and acknowledged the due execution of the foregoing instrument for the purposes therein contained, by signing the name of Wells Fargo Bank, National Association by himself/herself in his/her authorized capacity as such officer as his/her free and voluntary act and deed and the free and voluntary act and deed of Wells Fargo Bank, National Association.

Witness my hand and official seal.            __________________________________
                            Notary public signature

Commission expires: _____________________

ACKNOWLEDGMENT
State of __________________, County of ___________________________ ss.

On this ______ day of _____________, 2015, before me, the undersigned officer personally appeared ________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the ______________________of Wells Fargo Bank, National Association, and that as such officer, being duly sworn, and being authorized to do so pursuant to its operating agreement or a resolution of its members, executed, subscribed and acknowledged the due execution of the foregoing instrument for the purposes therein contained, by signing the name of Wells Fargo Bank, National Association by himself/herself in his/her authorized capacity as such officer as his/her free and voluntary act and deed and the free and voluntary act and deed of Wells Fargo Bank, National Association.

Witness my hand and official seal.            __________________________________
                            Notary public signature

Commission expires: _____________________

EXHIBIT A - DESCRIPTION OF PROPERTY

[SEE ATTACHED]

EXHIBIT G

FORM ASSIGNMENT AND ASSUMPTION OF LEASE

ASSIGNMENT AND ASSUMPTION OF LEASES
FOR VALUE RECEIVED, the undersigned, SELLER NAME, SELLER ENTITY (“Assignor”) hereby assigns, transfers and sets over to                                      (“Assignee”), all interest of the undersigned in any and all leases (the “Leases”) demising and leasing any portion of the premises legally described on Exhibit A attached hereto, including but not limited to those listed on Exhibit B attached hereto, together with all rents payable under the Leases and all benefits and advantages to be derived therefrom to hold and receive them unto the Assignee, and together with all rights against guarantors, if any, of the obligations of the lessees under the Leases.
1.    Assignor hereby assumes full responsibility for all obligations and defaults of landlord under the Leases accrued to the date hereof, and full responsibility for any commissions owed in connection with any of the Leases.
2.    Assignee hereby assumes full responsibility for all obligations of landlord under the Leases accruing after the date hereof other than any leasing commissions or other costs incurred in connection with such Leases.
IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the    day of              , 20  .

ASSIGNOR: SELLERNAME, SELLERENTITY By: _________________________________ Name: _______________________________ Title: ________________________________
ASSIGNEE: _____________________________________ By: _________________________________ Name: _______________________________ Title: ________________________________

EXHIBIT H
FORM ASSIGNMENT AND ASSUMPTION OF INTANGIBLES

ASSIGNMENT
OF
INTANGIBLE PROPERTY
THIS ASSIGNMENT (the “Assignment”), dated this    day of                      , 20  , by and among SELLERNAME, SELLERENTITY (“Assignor”) and                                            (“Assignee”).
WHEREAS, Assignee has this day purchased Assignor’s interest in the real property legally described on the attached Exhibit A (the “Property”); and
WHEREAS, the execution and delivery of this Assignment is a condition precedent to the purchase by the Assignee of the Property;
NOW, THEREFORE, in consideration of the purchase and sale of the Property, and for other good and valuable consideration, Assignor agrees as follows:
1.    Assignor hereby grants, transfers and assigns to Assignee all the right, title and interest of Assignor in and to the following, all solely to the extent related to the Property:
(i)    to the extent such may be assigned, all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps or plats and entitlements issued, approved or granted by federal, state or municipal authorities or otherwise in connection with the Property and its renovation, construction, use, maintenance, repair, leasing and operation; and all licenses, consents, easements, rights of way and approvals required from private parties to make use of utilities, to insure pedestrian ingress and egress to the Property and to insure continued use of any vaults under public rights-of-way presently used in the operation of the Property.
(ii)    any trade style or trade name used in connection with the Property; and,
(iii)    all correspondence with the tenants under tenant leases, all booklets and manuals relating to the maintenance and operation of the Property.
The foregoing are collectively referred to herein as the “Intangibles”.
2.    Assignor hereby grants, transfers and assigns to Assignee all the right, title and interest of Assignor in and to the following (which shall include, but not be limited to, those contracts specifically listed on Exhibit B), all solely to the extent related to the Property:
(i)    any and all service contracts, operating agreements, consulting agreements, listing agreements, sales agency contracts, advertising contracts, licensing agreements, together with all supplements, amendments, modifications thereto, relating to the Property;
(ii)    any and all reciprocal easement agreements, declarations of covenants, conditions and restrictions, party wall agreements, “tie-back” agreements, common area agreements, shared maintenance agreements, common use agreements or similar agreements or understandings, and all supplements, amendments and modifications thereto;

(iii)    any and all service agreements, maintenance contracts, char contracts, contracts for the purchase or delivery of labor, services, materials, goods, inventory or supplies, cleaning contracts, equipment rental agreements or leases, together with all supplements, amendments and modifications thereto, relating to the Property or Assignor; and,
(iv)    all presently effective and assignable warranties, guaranties, representations or covenants given to or made in favor of Assignor or Assignor’s affiliates in connection with the acquisition, development, construction, maintenance, repair, renovation or inspection of the Property.
Notwithstanding the foregoing, and without limitation of the foregoing provisions, the service contracts specifically listed on Exhibit C hereto shall be expressly included in this Assignment. The foregoing are collectively referred to herein as the “Contracts”.
3.    Assignor agrees to assume full responsibility for all the obligations under the Intangibles and the Contracts accruing prior to the date hereof.
4.    Assignee assumes full responsibility for all obligations accruing under the Intangibles and the Contracts from and after the date hereof.
IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first written above.

ASSIGNOR: SELLERNAME, SELLERENTITY By: _________________________________ Name: _______________________________ Title: ________________________________
ASSIGNEE: _____________________________________ By: _________________________________ Name: _______________________________ Title: ________________________________

EXHIBIT I
FORM BILL OF SALE

BILL OF SALE
SELLERNAME (“Seller”), in consideration of Ten and No/100 Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby sells, transfers, assigns and sets over unto                       , (“Purchaser”), all of its right, title and interest in and to any and all personal property, which personal property is owned by Seller and located on the real estate legally described on Exhibit A attached hereto (the “Personal Property”), including, without limitation, those items specifically described on Exhibit B attached hereto.
Seller hereby represents and warrants to Purchaser that Seller is the absolute owner of the Personal Property free and clear of all liens, charges and encumbrances, and that Seller has full right, power and authority to sell the Personal Property and to make this Bill of Sale.
IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the      day of                      , 20__ .

SELLER: SELLERNAME, SELLERENTITY By: _________________________________ Name: _______________________________ Title: ________________________________

EXHIBIT J
FORM BRING-DOWN CERTIFICATE

REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES
The undersigned hereby certifies to                                (“Purchaser”), on and as of the date set forth below that all representations and warranties contained in that certain Agreement of Purchase and Sale (the “Agreement”), by and between SELLERNAME, and Purchaser dated _____________ are true and correct in all material respects on and as of the date set forth below, as if re-made by Seller effective as of the date hereof.
IN WITNESS WHEREOF, the undersigned have executed this Certificate as of this    day of                   , 20__.

SELLER: SELLERNAME, SELLERENTITY By: _________________________________ Name: _______________________________ Title: ________________________________

EXHIBIT K
KYC FORM

Counterparty Identification Form
In order to comply with German Money Laundering Act (Section 3 Part no. 2), which applies on an extraterritorial basis, all Deutsche Bank entities, their subsidiaries and affiliates are required to identify and maintain records of their transactional and/or contractual counterparties and the ownership structure of the funds or assets which are subject to the transaction.
In the Americas, please email your completed form to: DeAMCounterparty.DueDiligenceRequests@db.com

A.	Counterparty Information
Legal Name:     _________________
Legal Address:    _________________________________________________________________________
_________________________________________________________________________
Identification Type Types of identification are: For corporations: Documents issued or certified by a government, a state or a public institution that prove the existence of the corporation and its legal constitution. For natural persons: Government issued ID.:_________________________________________________________________________
Identification #:    _________________________________________________________________________

Industry:	ð Financial Services ð Investment Advisory ð Real Estate Management
ð Other: ___________________________________________________________________
Please provide documents of identification for the entity listed above when returning this form.

B.	Counterparty Ownership and Control Information
Please respond to the question below regarding the ownership and control structure of the counterparty.

1)	Does any natural person own/control 25% or more of the counterparty?
ð Yes        ð No
If Yes, please provide information below regarding each control person and/or beneficial owner that holds/controls 25% or more if the counterparty:

#	Full Name	Date of Birth This information might be left blank, if data privacy regulations require, however further information to validate the identity of the person might be requested at a later time.	Full Address Further information on Ultimate Beneficial Ownership information may be requested	Nationality	Ownership %

Please provide documents of identification for the entity listed above when returning this form.

C.	Transaction Information
In what capacity does the counterparty act?
ð Proprietary                 ð Discretionary                     ð Non-Discretionary
If not Proprietary, please identify the entity for which the counterparty acts:
Legal Name:     _________________________________________________________________________
Legal Address:    _________________________________________________________________________
_________________________________________________________________________
Please provide documents of identification for the entity listed above when returning this form.

D.	Transaction Investor and Ownership Information
Please respond to the questions below regarding the ownership structure of the funds or assets which are subject to the transaction.

1)	Does any investor or beneficial owner own/control 25% or more transaction assets?
ð Yes        ð No
If Yes, please provide information below regarding each investor and/or beneficial owner that holds/controls 25% or more if the transactional assets:

#	Full Name	Date of Birth This information might be left blank, if data privacy regulations require, however further information to validate the identity of the person might be requested at a later time.	Full Address Further information on Ultimate Beneficial Ownership information may be requested	Nationality	Ownership %

Please provide documents of identification for the entity listed above when returning this form.

On behalf of the counterparty, the authorized signatory Authorized signatory shall be a legal representative, legal counsel, compliance officer or similar function of the counterparty confirms that the above information is complete and accurate.
Subject to any legal restrictions, we further confirm that in the event of an enquiry from law enforcement agencies or regulators, copies of the relevant investor or beneficial owner details will be made available to Deutsche Bank, or the regulatory body making the inquiry.
Signed: ______________________________________________________________________ Date: ___/___/_____
Name: ____________________________________________________________________________________________
Position: __________________________________________________________________________________________
Contact Details: ____________________________________________________________________________________

This section is for DB internal use only.
Add applicable comments or notes:
___________________________________________________________________________________________________
___________________________________________________________________________________________________
DB Employee Name: ________________________________ Phone Number: __________________________________

EXHIBIT L
CLOSING REPRESENTATION
RREEF Property Trust, Inc.
c/o Deutsche Asset & Wealth Management
345 Park Avenue
New York, NY, 10154

Ladies and Gentlemen:

Sun Life Assurance Company of Canada (“Seller”) is the seller under the Agreement of Sale dated December __, 2015 (“Agreement”) with [RREEF America, L.L.C.’s assignee prior to Closing], whose ultimate parent is RREEF Property Trust, Inc. (collectively, “Purchaser”) for certain real property located at 45245 Business Court, Sterling, Loudoun County, Virginia, known as Loudoun Gateway I (“Property”). Seller hereby represents to Purchaser as follows (all references to “knowledge” below shall refer to the actual knowledge of Seller’s asset manager for the Property, who shall however have no personal liability hereunder):

1.    To Seller’s actual knowledge, Seller has made available to Purchaser all of the financial records of the Property and related data required by Section 5 of the Agreement (collectively, “Financial Information”).

2.    Seller has no actual knowledge of any fraud or suspected fraud affecting Seller involving:

a.    Management of the Property during the period of Seller’s ownership of the Property, or

b.    Employees who had significant roles in internal control over financial reporting related to the Property.

3.    Seller has no actual knowledge of any communications from any employees or former employees alleging any fraud or suspected fraud affecting the Seller and related in any way to the Property.

4.    Seller has no actual knowledge of any officer or director of the Seller, or any other person acting under the direction thereof, having taken any action to fraudulently influence, coerce, manipulate or mislead Purchaser during Purchaser’s acquisition of the Property.

This Closing Representation is given in connection with the Agreement. Any term used herein without definition shall have the meaning ascribed to it in the Agreement.

Very truly yours,

SUN LIFE ASSURANCE COMPANY OF CANADA

By: _________________________        By: ___________________________

Name: ______________________        Name: _________________________

Title: _______________________        Title: _________________________

EXHIBIT M

FORM OF CCR ESTOPPEL

TO:	RPT Loudoun Gateway I, LLC, a Delaware limited liability company (“Purchaser”), Wells Fargo Bank, National Association, as Administrative Agent (“Agent”) for certain lenders (“Lenders”)
_______________________
_______________________
Attention: ______________

RE:
Declaration of Restrictive Covenants Loudoun Gateway Center dated July 30, 1985, and recorded at Deed Book 870, Page 91 in the land records of Loudoun County, Virginia, as supplemented and amended by the documents described in Exhibit A attached hereto and made a part hereof (as more particularly described in Exhibit A, the “Declaration”; capitalized terms not defined herein shall have the meaning set forth in the Declaration)

Ladies and Gentlemen:

The following statements are made with the knowledge that Purchaser is relying on them in connection with Purchaser’s purchase of, and Lenders’ financing of, the certain real property encumbered by the Declaration and more particularly described on Exhibit B attached hereto and made a part hereof (“the Property”), and Purchaser, Agent and Lenders may rely on such statements for that purpose.

LOUDOUN GATEWAY CENTER OWNERS ASSOCIATION, INC., a ______________ corporation, makes the following representations, which are effective as of the date of this Estoppel Certificate:

1.The undersigned is the owner of the Common Property and is responsible for levying and collecting all annual assessments and any special assessments payable by the Owners under the Declaration, and for enforcing the terms and conditions (including any restrictive covenants) of the Declaration.
2.The undersigned established the Architectural Committee and is responsible for the appointment, from time to time, of the members of the Architectural Committee.
3.There have been no amendments, modifications, revisions or supplements to the Declaration except as stated in Exhibit A.
4.The Declaration is in full force and effect.
5.To the undersigned’s knowledge, after independent investigation, the Property and all Improvements located thereon comply in all respects with the restrictive covenants and other applicable requirements set forth in the Declaration.
6.To the undersigned’s knowledge, after independent investigation, the Owner of the Property is not in default under the Declaration, and no event has occurred which, with the giving of notice or passage of time, or both, could result in such default.
7.To the undersigned’s knowledge, after independent investigation, there is no dispute or litigation between or among any of the parties to the Declaration or properties benefitted and/or burdened by the Declaration.
8.The Owner of the Property has paid all annual assessments due under the Declaration and applicable to the Property for calendar year 2015 in the amount of $_____________. [There are no special assessments due under the Declaration and applicable to the Property for calendar year 2015] [The Owner of the Property has paid all special assessments due under the Declaration and applicable to the Property for calendar year 2015 in the amount of $_____________.
Nothing contained herein shall amend, waive or rescind any of the terms or conditions of the

Declaration; waive the undersigned’s right to declare a default based on facts of which the undersigned does not have actual knowledge; or relieve any party to the Declaration from any of its obligations.

[signature page follows]

EXECUTED as of the ____ day of ____________ 2015.

LOUDOUN GATEWAY CENTER OWNERS ASSOCIATION, INC.,
a ____________ corporation

By:
Name:
Its:

EXHIBIT A

DECLARATION

Declaration of Restrictive Covenants Loudoun Gateway Center dated July 30, 1985, and recorded at Deed Book 870, Page 91 in the land records of Loudoun County, Virginia (the “Original Declaration”), as supplemented by certain documents subjecting additional property to the Original Declaration, recorded at Deed Book 870, Page 152, Deed Book 870, Page 162, Deed Book 880, Page 1001, Deed Book 912, Page 1038, and Deed Book 1192, Page 1571, all in the aforesaid records, and as amended by that certain Deed of Substitution of Declarant under Declaration of Restrictive Covenants Loudoun Gateway Center recorded at Deed Book 964, Page 450, that certain Deed of Substitution of Declarant under Declaration of Restrictive Covenants Loudoun Gateway Center recorded at Deed Book 1178, Page 865, that certain First Amendment to Declaration of Restrictive Covenants for Loudoun Gateway Center recorded at Deed Book 1201, Page 212, that certain Second Amendment to Declaration of Restrictive Covenants for Loudoun Gateway Center recorded at Deed Book 1348, Page 1327, that certain Third Amendment to Declaration of Restrictive Covenants for Loudoun Gateway Center recorded at Deed Book 1460, Page 813, that certain Deed of Substitution of Declarant under Declaration of Restrictive Covenants Loudoun Gateway Center recorded at Deed Book 1460, Page 819, and that certain Fourth Amendment to Declaration of Restrictive Covenants for Loudoun Gateway Center recorded at Deed Book 1516, Page 290, in the aforesaid records (as so supplemented and amended, the Original Declaration is referred to in this Estoppel as the “Declaration”)

EXHIBIT B

LEGAL DESCRIPTION OF THE PROPERTY